UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Harley-Davidson, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO PROXY STATEMENT

Harley-Davidson, Inc.

3700 West Juneau Avenue

Milwaukee, Wisconsin 53208

(414) 342-4680

April 14, 2009

Harley-Davidson, Inc., a Wisconsin corporation, mailed to its shareholders a Proxy Statement, dated March 30, 2009 (the “Proxy Statement”), with respect to its 2009 Annual Meeting of Shareholders to be held on Saturday, April 25, 2009 (the “Annual Meeting”). As previously disclosed, shareholders of record at the close of business on March 11, 2009 (the “Record Date”) are entitled to attend and vote at the Annual Meeting. The Annual Meeting will be held at 10:30 a.m., Central Daylight Time, on Saturday, April 25, 2009, at the Harley-Davidson Museum, 400 W. Canal Street, Milwaukee, Wisconsin.

This Supplement to Proxy Statement is being mailed on April 15, 2009 to shareholders of record as of the Record Date. At the Annual Meeting, shareholders are being asked to vote on the following proposals, as more fully described in the Proxy Statement:

•	Election of Class III Directors;

•	Approval of Harley-Davidson, Inc. 2009 Incentive Stock Plan

•	Ratification of the selection of an Independent Registered Public Accounting Firm; and

•	A shareholder proposal.

This Supplement to Proxy Statement includes additional information that shareholders may consider relevant to one or more of these proposals.

RECENT DEVELOPMENTS

On April 5, 2009, the Board of Directors of the company elected Keith E. Wandell as the President and Chief Executive Officer of the company effective on the commencement of his employment with the company, which is expected to be May 1, 2009. The Board also confirmed its intention to elect Mr. Wandell to the Board of Directors effective at that time.

Mr. Wandell, who is 59, is currently President and Chief Operating Officer of Johnson Controls, Inc., a global manufacturer of automotive, power and building solutions. He has held that position since 2006. He previously served as Executive Vice President of Johnson Controls from 2005 to 2006, Corporate Vice President of Johnson Controls from 1997 to 2005, President of the Automotive Experience business of Johnson Controls from 2003 to 2006 and President of the Power Solutions business of Johnson Controls from 1998 to 2003. Mr. Wandell joined Johnson Controls in 1988. He is also a director of Dana Holding Corporation.

Consistent with our practice, Mr. Wandell will not have an employment agreement. But, the appropriate Board committees have approved compensation that directors believe is consistent with the compensation philosophy we have described in the Proxy Statement. Among other things, that compensation includes the following:

•	His initial annual base salary will be $975,000.

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In respect of annual incentive compensation, he will participate in the 2009 Corporate STIP and Leadership STIP with a total target STIP opportunity of 120% of his base salary and a maximum payout of 240% of his base salary (with a cap of $3 million), with his 2009 payout prorated based on salary earned for the year. We have committed that his actual payment under his 2009 STIP will not be less than 120% of the salary he earns (not less than his prorated target payout).

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He will receive an initial equity grant of restricted stock and stock options to purchase shares of Common Stock representing a pro rated 2009 annual grant and compensation for amounts that he lost or forfeited as a result of departing his prior employer. He will receive options with an exercise price equal to fair market value on the date of grant, with the options to vest at a rate of 25% per year. The number of options will be determined on the date of the grant by using a binomial lattice valuation model to calculate the number of options that will deliver a grant date present value of $1.5 million. He will receive restricted stock that vests 33% after 2 years, 33% after 3 years, and 33% after 4 years. The number of shares of restricted stock will be determined on the date of grant by using the fair market value of a share of Common Stock to calculate the number of shares that will deliver $3.1 million in value. We anticipate that the date of these grants will be May 1, 2009, which is the date we expect his employment to commence. These awards are not contingent on shareholder approval of our 2009 Incentive Stock Plan at the Annual Meeting. If shareholders approve the 2009 Plan, then the awards will be made under that plan. If shareholders do not approve the 2009 Plan, then the awards will be made under our 2004 Incentive Stock Plan. However, if the awards are made under the 2009 Plan, then the Human Resources Committee has determined that the awards will not be subject to immediate vesting upon a change in control.

•	He will also be eligible to participate in all benefit and retirement programs and perquisites generally provided at a level commensurate with his position.

•	He will receive a Severance Benefits Agreement in a form consistent with the form of the agreement that we currently have in place with other executives and filed with the SEC.

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He will also receive a Transition Agreement in a form consistent with the form of the agreement that we currently have in place with certain executives and filed with the SEC with two exceptions. First, he will not be entitled to termination benefits following a change in control upon a voluntary termination of his employment for no reason during a limited period of time beginning one year after the change of control. Second, if any of the payments to him are considered “excess parachute payments” as defined in Section 280G of the Internal Revenue Code, then we will not pay the penalty that the Code imposes upon the employee plus related taxes. Rather, he will receive one of two amounts: he will receive his full compensation if the amount of that compensation that he will retain after paying the penalty would exceed the maximum amount that he can receive without the imposition of the penalty; otherwise, he will receive the maximum amount that he can receive without the imposition of the penalty.

The Proxy Statement names James L. Ziemer as one of the nominees for election to the Board of Directors at the Annual Meeting. Mr. Ziemer is currently a director and is President and Chief Executive Officer. As the Proxy Statement discloses, Mr. Ziemer has announced his intention to retire from this position in 2009 upon the selection of his successor. In light of the selection of Mr. Wandell, Mr. Ziemer’s retirement as President and Chief Executive Officer of the Company will now be effective at the end of the day on April 30, 2009. Mr. Ziemer will stand for reelection as a director at the Annual Meeting. However, as required by our policy, Mr. Ziemer will submit to the Board of Directors a letter of resignation from the Board upon his retirement as President and Chief Executive Officer, and it is anticipated that the Board will accept his resignation. Accordingly, Mr. Wandell’s election as a director by the Board would fill the seat vacated as a result of Mr. Ziemer’s resignation from the Board.

The Board of Directors continues to unanimously recommend that shareholders vote “FOR”:

•	election of the four nominees of the Board of Directors named in the Proxy Statement (see Proposal 1);

•	approval of the Harley-Davidson, Inc. 2009 Incentive Stock Plan (see Proposal 2); and

•	ratification of the selection of Ernst & Young LLP, independent registered public accounting firm (see Proposal 3).

The Board of Directors continues to unanimously recommend that shareholders vote “AGAINST” the shareholder proposal (see Proposal 4).

Revocation of Proxy. If you wish to change the voting direction that you have indicated on a proxy that you have already submitted, you may, at any time before the Annual Meeting, revoke your proxy by (a) signing another proxy card with a later date and returning it prior to the Annual Meeting, (b) providing written notice to our Secretary and voting in person at the Annual Meeting, (c) casting your vote via telephone or the Internet, in the manner described on your proxy card, on a date later than the date on the last proxy card that you have submitted or (d) casting your vote via telephone or the Internet, which will supersede the last vote that you entered via telephone or the Internet. If the records of our transfer agent, Computershare Investor Services LLC, show that you own shares in your name, or you own shares in our Dividend Reinvestment Plan, then you may contact Computershare via telephone at (866) 360-5339 to request another proxy card. Street name holders should contact their bank, broker or other nominee to request another proxy card. Your presence at the Annual Meeting does not in and of itself revoke your proxy.

By Order of the Board of Directors,
Harley-Davidson, Inc.

Gail A. Lione
Secretary

Milwaukee, Wisconsin

April 14, 2009

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